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                                 EXHIBIT 99


        FROM:   Trans World Entertainment Corporation
                38 Corporate Circle
                Albany, NY  12203

                MWW/Strategic Communications, Inc.
                Public Relations - (201) 507-9500
                Contact: Michael W. Kempner E-mail: mkempner @mww.com Carreen Winters E-mail: cwinters @mww.com


TRANS WORLD ENTERTAINMENT CORPORATION ANNOUNCES PLANS TO CLOSE UNDERPERFORMING
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STORES
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STRATEGIC PLAN  TO  IMPROVE  PROFITABILITY  AND  MAINTAIN  INDUSTRY LEADERSHIP
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POSITION
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    ALBANY, NY, February 6, 1996  --  Trans  World  Entertainment  Corporation
(Nasdaq:TWMC) today announced that as part of its plan to return the Company to historical levels of profitability, it will close approximately 150
underperforming stores over  the  next  two  years.   These  closings  are  in
addition to the 180 stores closed in 1995. After the closings the Company will operate approximately 400 stores.

    "Trans World has a core of strong, profitable locations. We expect this continued focus on our best stores to build on the improvements demonstrated by our holiday performance and maximize our profitability within the framework of today's competitive retail environment," said Trans World Chairman and Chief Executive Officer Robert J. Higgins. "This strategic move will position the Company with the most productive stores, allowing us to better serve our customers and maintain our position as an industry leader."

    "One year ago we began implementing a plan to improve the Company's performance which included some new merchandising initiatives, a renewed focus on customer service and the elimination of some underperforming locations," added Higgins. "We have learned from experience that focusing on our

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TRANS WORLD STORE CLOSINGS/TAKE 2

strongest markets and most profitable locations has a significant impact, and will be a key to building on the progress made last year. We will minimize the impact of the store closings on our employees through normal attrition and by placing the majority of our associates in other stores within the Company."

    As a result of the store closings, the Company will take a restructuring charge of $35 million in the fourth quarter of the fiscal year ended February 3, 1996. Approximately $17 million of the charge is a non-cash write off of related store assets. The Company currently forecasts net income for the fourth quarter of fiscal 1995, before the impact of the restructuring charge, of $1.25 to $1.40 per share. The $35 million restructuring charge, after income taxes, will reduce the fourth quarter profit by approximately $23 million, or $2.38 per share. The Company expects to report a net loss for the quarter after the restructuring charge of $.98 to $1.13. The Company will realize significant benefits from the elimination of the operating losses associated with these stores as scheduled closings are completed, as well as generate significant working capital which will be used to reduce debt and to explore future business opportunities.

    As a result of the restructuring charge, the Company is in technical default of certain financial covenants contained in its senior credit facilities. The Company has received waivers for the defaults from its lenders and is working with its bank and noteholder groups to restructure the applicable credit facilities.

    Trans World Entertainment Corporation is one of the nation's largest specialty retailers of prerecorded music and video products, operating 542 stores under several names, including Record Town, Tape World, For Your Entertainment, Saturday Matinee and Coconuts Music & Movies.